EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 16, 2009, with respect to the consolidated financial statements, schedules and internal control over financial reporting included in the Annual Report of PCTEL, Inc. and Subsidiaries on Form 10-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said reports in Registration Statements of PCTEL, Inc. and Subsidiaries on Form S-8 (File No. 333-135586, effective July 3, 2006; File No. 333-122117, effective January 18, 2005; File No. 333-34910, effective April 17, 2000; File No. 333-61926, effective May 30, 2001; File No. 333-82120, effective February 4, 2002; File No. 333-103233, effective February 14, 2003; and File No. 333-112621 effective February 29, 2004).
/s/ Grant Thornton LLP
Chicago, Illinois
March 16, 2009